Exhibit 10.11

                             CONTRACT OF EMPLOYMENT

1.    EMPLOYER

1.1 Strategy Insurance Company Limited a company registered in Barbados, ("the Company").

2.    EMPLOYEE

2.1 Philip Armstrong of Prinkle Farm House, Prinkle Lane, Bodle Street Green, East Sussex, BN27 4UD, England.

3.    COMMENCEMENT AND CONTINUITY OF EMPLOYMENT

3.1   The start date of your  employment  with the  Company is (to Be Advised in
      2004)

3.2 The start date of your period of continuous employment with the Company for the purposes of the Employment Rights Act 1996 is Date TBA in 2004)

3.3 No employment with a previous employer counts as part of your period of continuous employment with the Company.

4.    JOB TITLE

4.1   You are employed as "Chief Operating Officer"

4.2 Your ,job title may however change from time to time to reflect the actual duties that you undertake.

5.    DUTIES

5.1 Your duties will be such duties as the Company may reasonably ask you to do either for the Company or for any other member(s) of the Group, and may include working with persons within the Company or the Group other than the person(s) with whom you normally work or to whom you normally report.

5.2 During your employment you will (unless you are prevented by ill health) devote all of your working time, attention and skill to your duties and will do your best to promote the Company's interests and you will not (except with the prior written consent of the Company) be engaged or interested in any other business or occupation, provided that you may hold and/or be interested in:

      5.2.1 any securities listed on a recognised stock exchange or dealt in on any other public securities market (for the purpose of investment only and which amount to not more than 5 (five) per cent of the issued share capital, debentures or other securities of any company; or

      5.2.2 any  other  business  occupation   (including  as  an  executive  or
            non-executive director) or public office which prior to your employment with the Company or prior to your holding an interest in such business, occupation or public office has been disclosed in writing by you and agreed to by the Company and which will not require you to devote such time as would be inconsistent with your obligations towards the Company.
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5.3   You will also observe all of the policies,  rules,  manuals or regulations that may be issued by or affect the Company and will carry out all reasonable requests or directions that may be made by the person(s) to whom you report.

6.    NORMAL PLACE OF WORK

6.1 Your normal place of work will be any premises that the Company may occupy; any place where the Company may reasonably be required to provide its services to a Client / Broker; or any other place where the Company may reasonably ask you to carry out your duties.

6.2 You agree that from time to time you may have to travel both inside and outside the UK for short periods in order to carry out your duties.

7.    REMUNERATION

7.1 Your salary is (pound)125,000 gross per annum. less such tax and national insurance contributions or other deductions as the Company is obliged or authorised to make to the UK Inland Revenue. Your salary will be paid on or about 25th day of each month in 12 equal instalments in advance by transfer to your bank or other nominated account. Your salary will be reviewed annually.

7.2 The Company will be entitled at any time during your employment and on termination of your employment to deduct from your salary or from any other amount due to you from the Company any money due from you to the Company, including an amount equivalent to the Company's employer National Insurance contributions made in respect of any amount paid to you.

7.3 You will be reimbursed all out-of-pocket expenses reasonably and properly incurred by you in the performance of your duties under this Agreement.

8.    BENEFITS

8.1   Life Assurance

      Subject to the production of such evidence of good health as may be required, you will be entitled at the expense of the Group to participate in life assurance arrangements under which payment of a lump sum of 4 times your basic salary. Life assurance arrangements are subject to certain Inland Revenue limitations and maximum payments. Further details can be provided by the Company's personnel management.

8.2   Permanent Health Insurance

      Subject to the production of such evidence of good health as may be required, you will be entitled at the expense of the Group to such permanent disability cover as may from time to time be in operation in respect of the Group's employees. The extent of permanent health insurance may vary from time to time and is something that is in the discretion of the Company to alter. Further details can be provided by the Company's personnel management.


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8.3   Pension

      If requested by you, you will be eligible to join the Strategy Insurance Company Limited Stakeholder Pension Scheme. You would be expected to contribute to this Pension Scheme as per the Stakeholder Pension rules. The Company will contribute 11% (eleven percent) of annual salary into the scheme. As an alternative, you may wait until you are invited to join the Strategy Insurance Company Limited Personal Pension Plan Scheme with " T B A " - for UK employees. The pension scheme is contracted in to the state earnings-related pension scheme and a contracting out certificate under the Pensions Scheme Act 1993 is not in force. Further details can be provided by the Company's personnel management.

8.4   Medical Insurance

      Subject to the production of such evidence of good health as may be required, you will be invited to such medical insurance cover as may from time to time be in operation in respect of the Group's employees. The extent of medical insurance may vary from time to time and is something that is in the discretion of the Company to alter. Further details can be provided by the Company's personnel management.

8.5 Any other benefits that may be available from time to time are set out in the staff handbook.

9.    HOURS OF WORK

9.1 Your normal hours of work will be 40 hours per week between 9.30am to 5.30pm Monday to Friday inclusive including 1 hour for lunch each day.

9.2 The nature of your work may sometimes cause you to have to work more than your normal hours of work including on weekends. If this occurs you agree to do so without further remuneration unless you have been specifically notified that you are entitled to receive overtime for doing so.

9.3 The Working Time Regulations 1998 provide that you should not work for more than 48 hours per week (taken as an average over a 17 week period) unless you have consented to opt out of the 48 hour limit. The nature of the work you do for the Company means that the hours you work may occasionally exceed the 48 hour maximum average permitted by the Regulations. The Company must therefore ask for your consent to opt out of Regulation 4 by signing the copy of this letter. Your consent to opt out will not affect any of your other employment rights and if you agree to opt out you also have the right to withdraw your consent on 3 (three) months written notice and return to the 48 hour limit.

9.4   Intentionally omitted.

9.5 Subject to achievement in accord with the objectives as set out in the operational plan including the attainment of an A.M. Best rating, the Company will pay a bones off discretionary amount equal to (pound)40,000.


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10.   HOLIDAYS

10.1  The Company's holiday year runs from 1 January to 31 December.

10.2 In addition to normal statutory and public holidays in England you wil entitled in each complete holiday year to 25 working days paid holiday as your basic holiday entitlement.

10.3 If your employment starts or ends part way through a holiday year your holiday entitlement for that holiday year will be in direct proportion (to the nearest day) to the length of your employment with the Company during that holiday year.

10.4 All holidays must be taken at times that have been previously approved in advance by the person to whom you report.

10.5 The Company reserves the right nut to approve holiday requests if taking holiday would adversely disrupt the department or group in which you work or would adversely affect the completion or delivery of important work for the Company or for a Client.

10.6 When planning holidays you should therefore try to give as much notification of proposed holiday dates as possible. As a minimum this should normally be at least 1 week's notification of odd days and otherwise at least twice as much notification as the period of the proposed holiday itself.

10.7 No more than 2 (two) weeks' holiday may normally be taken between I June and 30 September in any holiday year without prior approval of the person to whom you normally report.

10.8 A maximum of 5 (five) days holiday not taken in one holiday year may be carried forward to the next holiday year. Any holiday that is to be carried forward in this way must be approved by the person to whom you report and must be taken by 30 June in the next holiday year. If holiday that is carried forward is not then taken it will lapse.

10.9 You will not normally be entitled to pay in lieu of holiday that is not taken, unless the reason for not taking it was that the Company had asked you not to take it.

10.10 No holiday may be taken after notice to terminate your employment has been given by you or the Company. The company may deduct the relevant amount from your final pay should you have taken more than your accrued holiday entitlement at your leaving date. The Company may nevertheless from time to time or during your notice period require you to take any outstanding holiday you have accrued at such times as are specified by the Company.

11.   ABSENCE AND SICK PAY

11.1  The Company's arrangements for sick pay are set out in the staff handbook.

12.   CONFIDENTIALITY

12.1 The nature of the Company's business means that during your employment you are likely to create, or have access to, or come across Confidential Information. By signing a copy of this letter you recognise that the unauthorised use or disclosure of Confidential Information Could be damaging to the Company or the Group or to any Client or third Person with whom the Company or the Group deals or to whom the Company or the Group owes an obligation of confidentiality .


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12.2     You therefore agree that during your  employment  (except in the proper course of your duties) and after your employment has ended you will not do the following:

         12.2.1 use Confidential Information for your own or another Person's benefit;

         12.2.2 disclose Confidential Information to any Person who has no right to see or have Confidential Information;

         12.2.3 fail to exercise all care and diligence so as to cause or permit the unauthorised use or disclosure of Confidential Information.

12.3 For the avoidance of doubt the restrictions in this Clause do not apply to Confidential Information:

         12.3.1 that has become part of your own knowledge or skill or that may otherwise be lawfully used;

         12.3.2 that you are required to disclose by law (except that before disclosure is made you must give the Company immediate written notice of any requirement to disclose Confidential Information so as afford the Company the opportunity to challenge whether disclosure should be made);

         12.3.3 that is or may become (otherwise than through your action) available to the public generally; or

         12.3.4 that the Company has given you prior written permission to disclose.

12.4 You also agree that during your employment (except in the proper course of your duties) you will not without the Company's prior consent in writing:

         12.4.1   publish any opinion fact or material;

         12.4.2   deliver any lecture or presentation;

         12.4.3 participate in the making of any film, radio or television broadcast;

         12.4.4 communicate with any representative of the media or any third Person in connection with anything that comprises or concerns Confidential Information.

13.      PROTECTION OF BUSINESS INTERESTS

13.1 You agree that during your employment (except in the proper course of your duties) and during the Restricted Period you will not, in competition with the Company or any member of the Group:

         13.1.1   seek the business or instructions of; or

         13.1.2 act for any Client/ Broker / Underwriter or Prospective Client with whom or which you (or to your knowledge any other employee of the Company or the Group who reported directly to you or was under your direct control) had during the Relevant Period personally dealt on a regular basis during your or that person's employment.


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13.2     You agree that during your  employment  (except in the proper course of your duties) and during the Restricted Period you will not, in competition with the Company or any member of the Group:

         13.2.1   interfere with; or

         13.2.2 endeavour to interfere with the continuance of supplies to the Company or to any member of the Group (or the terms relating to those suppliers) by any Supplier.

13.3 You agree that during your employment (except in the proper course of your duties) and during the Restricted Period you will not:

         13.3.1   solicit away from the Company or any Group Company; or

         13.3.2 endeavour to solicit away from the Company or any Group Company; or

         13.3.3   employ or engage; or

         13.3.4   endeavour to employ or engage; or

         any Key Personnel.

13.4 After the Termination Date you will not represent yourself or cause or permit yourself to be represented as being in any way still connected with the Company or any member of the Group. You also agree not to use, and to to use your best endeavours to ensure that others will not use, on your behalf in any way, the Strategy Insurance Company Limited name or pseudonym thereof.

13.5 The restrictions in this Clause cover all actions by you in whatever capacity and whether directly or indirectly via any agent, associate, company, employee, employer, partnership, shareholder, third party, trust or other entity which, if done by you personally, would breach the terms and conditions in this document.

13.6 You agree that each of the restrictions contained in this Clause is fair, reasonable and necessary for the protection of the Company's and the Group's goodwill and business and does not work harshly upon you. You also agree that each restriction is a separate restriction and will be enforceable by the Company and any member of the Group independently of its right to enforce any one or more of the other above restrictions.

14.      DISCIPLINE

14.1 The Group's disciplinary policy is set out in the staff handbook. Any disciplinary decisions that may be taken will be in accordance with general principles of good practice and with what appears reasonable and appropriate in the circumstances.

14.2 In circumstances in which there is a reasonable belief that you are guilty of misconduct or are in breach of the terms and conditions of your employment the Company may, in order that the circumstances giving rise to that belief can be investigated, suspend you from your duties and require you to remain away from any Company or Group premises and from accessing any Company or Group computer system and from contacting Company or Group staff or any Client. During any suspension the Company will have no obligation to provide any work for you and may require you to perform all your normal duties; or a part only of your normal duties and no other duties; or such duties as the Company may reasonably require and no others; or no duties at all. You will continue to receive your salary and benefits during any suspension, which will be kept as short as is reasonable and practicable.


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15.      GRIEVANCES

15.1     The Company's grievance policy is set out in the staff handbook.

16.      TERMINATION

16.1 The length of written notice that you are entitled to receive from the Company and the length of notice that you are obliged to give to the Company to end your employment is sixty months.

16.2 As an alternative to the giving of notice the Company may at its discretion end your employment by paying you in lieu of any notice or of any unexpired period of notice to which you may he entitled. The amount of any payment in lieu will be equivalent to your basic salary for the period of notice or unexpired period of notice (as appropriate) at the rate applicable at the date notice is given (subject to such deductions for tax and national insurance contributions as the Company is required to make). Any payment in lieu of notice that is made in this way will be in full and final satisfaction of any entitlements that you may have under your terms and conditions of employment with the Company.

16.3 The Company may also end your employment without notice and without pay in lieu or notice in circumstances that include (but are not limited to):

         16.3.1   if you have committed an act of gross misconduct;

         16.3.2 if you have committed a serious breach of your obligations that is not reasonably capable of being rectified;

         16.3.3 if you fail to rectify a serious breach of your obligations that is reasonably capable of being rectified after a request by the Company that you should do so;

         16.3.4 if you commit a further serious breach of your obligations or continue with a serious breach after you have received a formal warning from The Company that you should not do so;

         16.3.5   if you are found to have been dishonest;

         16.3.6 if you are found to have otherwise conducted yourself in such a way that makes you unsuitable or unfit to carry out your duties.

16.4     Without  prejudice  to Clauses  16.3 and 16.2 and subject to sub clause
         16.4.1 below, but notwithstanding any other provision of this Agreement, if you shall become unable to perform your duties properly by reason of illness or injury for a period or periods aggregating at least 180 days in any period of 12 consecutive calendar months ("the Period or Periods of Incapacity") then the Company may, by not less than 3 months prior written notice to you given at any time while you are incapacitated by illness or injury from performing your duties under the Agreement, terminate this agreement provided that no such notice shall be given after the expiration of 1 month from the end of any such Period of Incapacity or, if more than one, the last of such Periods of Incapacity aggregating at least 180 days and provided further that the Company shall withdraw any such notice if during the currency of the notice you return to full time duties and provide a medical practitioner's certificate satisfactory to the Board to the effect that you have fully recovered your health and that no recurrence of your illness or injury can reasonably be anticipated.


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         16.4.1   Where you are receiving benefits under the Company's permanent health insurance scheme ("the PHI Benefits") or where your absence due to illness or injury may entitle you to PHI Benefits in the future, the Company shall not terminate this agreement for any reason where to do so would render you ineligible for PHI Benefits or eligible for a reduced rate of PHI Benefits PROVIDED THAT nothing in this sub clause shall prevent the Company from:

                  (a) terminating this agreement pursuant to Clause 16.3 (Summary Dismissal); or

                  (b) terminating this agreement under Clause 16.1 by reason of redundancy; or

                  (c) terminating this agreement forthwith where you cease to receive PHI Benefits and in such circumstances you agree that the Company would be acting reasonably in so terminating this agreement and for the avoidance of doubt it is agreed that whilst you are absent from work and receiving PHI Benefits the fact that this agreement continues by virtue of this sub clause shall not entitle you to payment of your salary or to any other benefits under this Agreement.

         16.4.2 Without prejudice to Clauses 16.4 and 16.3, you shall continue to receive the normal salary due to you under clause 7.1 of this agreement in respect of the first 26 weeks of absence due to illness or injury provided that the aggregate number of weeks in which you were absent through illness or injury in any 12 month period does not exceed 26 and thereafter such remuneration, if any, as the board of the Company shall determine from time to time provided that all such remuneration payable under this Clause shall:

                  (a) never be less than the proceeds received by the Company in respect of you under the Company's permanent health insurance scheme after the payment of pension contributions; and

                  (b) be inclusive of any statutory sick pay to which you are entitled under the provisions of the Social Security Contributions and Benefits Act 1992 or any other relevant legislation and for the avoidance of doubt any social security sickness benefit or other benefits recoverable by you (whether or not actually recovered) may be deducted there from.


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

         16.4.3 For statutory sick pay purposes your qualifying days shall be Your normal working days.

         16.4.4 The Company shall be entitled during any period of your absence due to illness or injury in excess of 3 months to appoint a further person to perform the duties and exercise your powers on such terms and conditions as the Company shall see fit.

16.5 During any period of notice that has been given to you or received, the Company may suspend you from your duties and require you to remain away from any Company or Group premises and from accessing any Company or Group computer or related system and from contacting any Company or Group staff or any Client. During any such suspension the Company will have no obligation to provide any work for you and may require you to perform all your normal duties; or a part only of your normal duties and no other duties; or such duties as the Company may reasonably require and no others; or no duties at all. You will continue to
         receive  all  of  your  salary  and  benefits   during  any  period  of
         suspension.

16.6 After your employment has ended you must not take away conceal or destroy, but must immediately hand over to the Company (and on request sign a written declaration that you have done so) all precedents. standard documents, other documents and records in your possession custody or control that were made, compiled or acquired as a result of your employment which comprise Confidential Information or which otherwise relate to the business and affairs of the Company or the Group or of any Client or third Person with whom or which the Company or the Group has had dealings or owes an obligation of confidentiality. None of the items referred to above or any copies of such items
         (whether on paper, magnetic tape, disc, CD or in any other machine-readable or other form) may be retained you. As between the Company and you all such documents and records are deemed to be the Company's property

16.7 Your employment will end automatically when you reach your normal retirement age. Currently the normal retirement age at the Company is 60 (sixty) but this may change from time to time. No agreement whereby you work beyond your normal retirement age will alter your normal retirement age.

17.      OTHER AGREEMENTS

17.1     There  are  no  collective   agreements   that  directly   affect  your
         employment.

17.2 This letter, together with any employee handbook or policies that are in force from time to time that affect employees of the Group, govern your employment with the Company and supersede all other agreements between you and the Company, whether verbal or written.

17.3 You confirm to the Company that you are free to be employed by the Company and that by doing so you will not he in breach of any obligation (whether contractual or otherwise) to any third Person that would entitle that third Person to damages or some other remedy at law.

17.4 In the event of any disparity or conflict between this letter and the staff handbook or any other document, this letter will take priority except where specifically stated otherwise.


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18.      ALTERATIONS

18.1 The Company reserves the right to alter the terms and conditions of your employment by written notice as the needs of the Company's business dictate.

         Any such amendments will normally be notified to you in writing or by internal announcement.

19.      INTERPRETATION

19.1 For the purposes of your employment with the Company the following words have the following meanings:

         "Client" means any Person, Broker or company and or person who or which at any time during the Relevant Period was a client of, or was in the habit of dealing (other than in a de minimis way) with the Company or any member of the Group.

         "Confidential Information"     means    all    information    that   is
                                        confidential or private information that is not generally known or not easily accessible to the public (either as an individual item of information or as part of a body of knowledge) that in any way relates to or concerns the business or affairs of the Company or the Group or a Client or a third Person with whom or which the Company or the Group has dealt and in respect of whom or which the Company or the Group itself owes an obligation (whether express or implied) of confidentiality.

         "Group" means Strategy Insurance Company Limited and any other company which is from time to time either a subsidiary or an associated company (as those expressions are defined by the Companies Act 1985) of or is such other company or business venture in which Strategy Insurance Company Limited has a business interest and where appropriate includes any one of them.

         "Key Personnel"                means   any   person   who   is  at  the
                                        Termination Date or was at any time during the Relevant Period employed or engaged as a consultant to work for the Company or the Group in an executive or senior managerial capacity and with whom you (or any person reporting directly to you or under your direct control) have or has had dealings during the course of your employment.

         "Person" includes (but is not limited to) any natural person or any association, company, corporation, firm, foundation, organisation, partnership, trust or other entity (in each case whether or not having a separate legal personality).


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

         Prospective                    Client" means any Person who or which at
                                        any time during the Relevant Period was in discussions or negotiations with or has invited a tender from the Company or the Group with a view to becoming a client of the Company or the Group.

         "Relevant                      Goods and Services"  means any goods and
                                        services that are competitive with those
                                        supplied by the Company or any member of
                                        the  Group  at  any  time   during   the
                                        Relevant  Period in respect of which you
                                        were  directly or regularly  involved or
                                        concerned   at  any  time   during   the
                                        Relevant Period.

         "Relevant Period"              means the  period of 60  (sixty)  months
                                        ending with the Termination Date.

         "Restricted                    Period"  means the period of 12 (twelve)
                                        months   from   the   Termination   Date
                                        provided that the Restricted Period may at the Company's discretion be reduced by any period during which the Company does not require you during your notice period to work or perform any duties.

         "Supplier"                     means any Person who at any time  during
                                        the  Relevant  Period was a supplier  of
                                        any  goods  or   services   (other  than
                                        utilities and goods or services supplied
                                        for  administrative   purposes)  to  the
                                        Company or to any member of the Group and with whom you had personal dealings during the course of your employment under this Agreement other than in a de minimis way.

         Termination                    Date"  means  the date  your  employment
                                        with the Company ends, for whatever reason.

         Signed for and on behalf of Strategy Insurance Company Limited:

Charles Napper, Director /s/ Charles Napper      Dated 14th March 2004
                         --------------------          -----------------

         I Philip Armstrong agree to the terms and conditions as set out above.

         Signed /s/ Philip Armstrong             Dated 14th March 2004
                -------------------------              -----------------


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